As filed with the Securities and Exchange Commission on April 14, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RCN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	22-3498533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

196 Van Buren Street
Herndon, Virginia 20170
(703) 434-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Sicoli
Executive Vice President and Chief Financial Officer
RCN Corporation
196 Van Buren Street
Herndon, Virginia 20170
(703) 434-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Monson
Jenner & Block LLP
330 N. Wabash Avenue
Chicago, Illinois 60611
(312) 840-8611

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Aggregate	Aggregate	Registration
Securities to be Registered	be Registered	Price Per Unit	Offering Price	Fee
Warrants to Purchase Common Stock	5,328,521 Warrants(1)	N/A(1)	N/A(1)	N/A(1)
Common Stock(2)	8,018,276 shares(3)	$16.72(4)	$134,065,588	$7,481
Total				$7,481

(1)	Pursuant to Rule 457(g), no separate registration fee is required with respect to the Warrants.

(2)	Represents shares of Common Stock issuable upon exercise of the Warrants registered hereby.

(3)	Includes such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Warrants.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2009

PROSPECTUS

RCN CORPORATION

5,328,521 Warrants to Purchase Shares of Common Stock
8,018,276 Shares of Common Stock

This prospectus relates to (i) the potential resale from time to time by certain selling security holders of 5,328,521 warrants (the “Warrants”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”) of RCN Corporation (“RCN” or the “Company”) and (ii) the issuance and sale by RCN of up to 8,018,276 shares of Common Stock upon the exercise of the Warrants. The Warrants were issued in connection with the repurchase by RCN of certain of its outstanding debt securities.

Each Warrant initially represented the right to purchase, at any time from the date of issuance until the close of business on June 21, 2012, one share of Common Stock at an exercise price of $25.16 per share. After giving effect to antidilution adjustments resulting from the payment of a special dividend on June 11, 2007, each Warrant is currently exercisable for 1.5047847 shares of Common Stock at an exercise price of $16.72 per share, subject to further adjustment upon the occurrence of certain events. The terms of the Warrants provide for anti-dilution protection, which adjusts the exercise price of each Warrant and the number of shares of our Common Stock issuable upon the exercise of each Warrant, from time to time upon the occurrence of certain events, including stock splits, dividends, recapitalizations and similar events.

If the closing price of the Common Stock is at least 150% of the exercise price (as adjusted from time to time) for thirty (30) consecutive trading days ending on any trading day on or after December 21, 2007, the Company shall have the right, at its option, to cause all of the Warrants to be exercised by delivering written notice to the holders of the Warrants, which notice shall be not less than thirty (30) days nor more than sixty (60) days prior to the effectiveness of the date upon which such exercise shall become effective. In such event, the Company shall deliver a number of shares of Common Stock equal to the value of the Warrants taking into effect the exercise price of the Warrants.

The Company will not receive any proceeds from the sale of the Warrants by the selling security holders. If all of the outstanding Warrants are exercised for cash at the current exercise price of $16.72 per share, the Company would receive aggregate proceeds, before expenses, of approximately $134 million, which would be used for working capital purposes.

The Common Stock is traded on the Nasdaq Global Select Market under the symbol “RCNI.” On April 9, 2009, the closing sale price of the Common Stock on the Nasdaq Global Select Market was $4.63 per share. You are urged to obtain current market quotations of the Common Stock. The Warrants are not traded on any established market.

Our principal executive offices are located at 196 Van Buren Street, Suite 300, Herndon, Virginia 20170 and our telephone number is (703) 434-8200. Our Internet address is http://www.rcn.com.

Investing in the Warrants or the Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 2 to read about the factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2009.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated into this prospectus by reference. This summary does not contain all of the information you should consider before investing in the Warrants or the Common Stock. To understand the terms of the Warrants and for a more complete understanding of the business of RCN and the Common Stock, you should read this entire prospectus carefully, including the documents that are incorporated by reference into this prospectus. When we use the terms “RCN,” “us,” “we,” “our,” or the “Company,” unless otherwise indicated or the context otherwise requires, we are referring to RCN Corporation and its consolidated subsidiaries.

Overview of RCN’s Business

We are a competitive broadband services provider, delivering all-digital and high-definition video, high-speed internet and premium voice services primarily to Residential and Small and Medium Business (“SMB”) customers under the brand names of RCN and RCN Business Services, respectively. In addition, through our RCN Metro Optical Networks business unit (“RCN Metro”), we deliver fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in our geographic markets. We operate our own networks, and our primary service areas include: Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago.

Our RCN and RCN Business Services network passes approximately 1.4 million addressable homes and businesses, and we currently have licenses to provide video, data, and voice services to over 5 million licensed homes and businesses in our footprint. We serve approximately 428,000 residential and SMB customers.

RCN Metro also has numerous points of presence (“POPs”) in other key cities from Richmond, Virginia to Portland, Maine as our fiber network continues to expand. RCN Metro currently enters approximately 1,300 locations through our own diverse fiber facilities, providing connectivity to private networks, as well as telecommunications carrier meet points, and local exchange central offices owned and operated by other carriers. Our RCN Metro fiber routes now exceed 7,000 route miles, with hundreds of additional commercial buildings on or near our network. We also have nearly 313,000 fiber strand miles, which highlights the fact that many of our metro and intercity rings are fiber-rich.

Our principal executive office is located at 196 Van Buren Street, Suite 300, Herndon, Virginia 20170, and our telephone number is (703) 434-8200. Our Internet address is http://www.rcn.com.

Issuance of Warrants

On May 25, 2007, the Company completed a recapitalization pursuant to which, among other things, we repurchased all of the outstanding $125,000,000 principal amount of our 7.375% Convertible Second Lien Notes due 2012 (the “Notes”) pursuant to a tender offer for the Notes. As part of the purchase price, holders of the Notes received, for each $1,000 of principal amount of Notes repurchased, 42.628168 Warrants, each representing the right initially to purchase one share of Common Stock at an exercise price of $25.16, subject to further adjustment as detailed in the Warrant Agreement, dated as of May 25, 2007, by and between RCN and HSBC Bank USA, National Association, in its capacity as Warrant Agent (the “Warrant Agreement”).

Dividend

On May 25, 2007, the Company declared a dividend of $9.33 per share of outstanding Common Stock (the “Dividend”), which was paid on June 11, 2007. Due to the magnitude of the Dividend, the dividend “ex” date (the date on which the price of the Common Stock on the Nasdaq Global Select Market was adjusted due to the payment of the Dividend) was June 12, 2007. Pursuant to the Warrant Agreement, this adjustment to the price of the Common Stock resulted in an adjustment to both the exercise price of the Warrants and the number of shares of the Common Stock for which the Warrants are exercisable. Immediately prior to the dividend “ex” date, the Warrants were exercisable for one share of Common Stock at a price of $25.16 per share. Following the adjustments caused by the Dividend, each Warrant is currently exercisable for 1.5047847 shares of Common Stock at a price per share of $16.72.

THE OFFERING

This prospectus relates to (i) the resale by certain selling security holders of the Warrants and (ii) the issuance and sale by RCN of shares of Common Stock upon exercise of the Warrants.

RISK FACTORS

An investment in the Warrants or our Common Stock involves a high degree of risk. Investors evaluating RCN and its business should carefully consider the factors described below and all other information contained or incorporated by reference in this prospectus before purchasing the Warrants or our Common Stock. Any of the following factors could materially harm our business, operating results and financial condition. Additional factors and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. Investors could lose all or part of their investment as a result of these factors.

Risks Related to Our Business

We have a history of net losses and we emerged from Chapter 11 reorganization in 2004.

We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We sought protection under Chapter 11 of the U.S. Bankruptcy Code in May 2004 and emerged on December 21, 2004. We reported net losses of $70.7 million, $152.0 million, $11.9 million and $136.1 million for the years ended December 31, 2008, 2007, 2006 and 2005, respectively. Our net losses are principally attributable to insufficient revenue to cover our operating expenses, which we expect will remain significant.

We are subject to regulation by federal, state and local governments, which may impose costs and restrictions.

Federal, state and local governments extensively regulate the cable industry and the telephone services industry and are beginning to regulate certain aspects of the Internet services industry. There are numerous proceedings pending before the Federal Communications Commission (“FCC”), state public utility commissions (“PUCs”) and state and federal courts that may materially affect the way that we do business. For example, Congress, the FCC, and some states are considering various regulations and legislation pertaining to “network neutrality,” digital carriage obligations, digital set top box requirements, program access rights, digital telephone services, and changes to the pricing at which we interconnect exchange traffic with other telephone companies any of which may materially affect our business operations and costs. With respect to voice over Internet protocol telephone (“VoIP”) services, the FCC is considering whether it should impose additional VoIP emergency 911 obligations on interconnected VoIP providers, including a proposed requirement that interconnected VoIP providers automatically determine the physical location of their customer rather than allowing customers to manually register their location. Also, the FCC continues to evaluate alternative methods for assessing universal service fee charges. We cannot predict what actions the FCC or state regulators may take in the future, nor can we determine the potential financial impact of those possible actions.

We also expect that new legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable operators, telecommunications companies and other entities under federal, state, and local laws, possibly in ways that we have not foreseen. Congress and state legislatures consider new legislative requirements potentially affecting our businesses virtually every year and new proceedings before the FCC, state PUCs and state and federal courts are initiated on a regular basis that may also have an impact on the way that we do business.

Actions by local authorities may also affect our business. Local franchise authorities grant franchises or other agreements that permit us to operate our cable and open video systems, and we have to renew or renegotiate these agreements from time to time. Local franchise authorities often demand concessions or other commitments as a condition to renewal or transfer, and such concessions or other commitments could be costly to us in the future. In addition, we could be materially disadvantaged if we remain subject to legal constraints that do not apply equally to our competitors, such as where local telephone companies that enter our markets to provide video programming services are not subject to the local franchising requirements and other requirements that apply to us. For example, the FCC has adopted rules and several states have enacted legislation to ease the franchising process and enable state-wide franchising for new entrants. While reduced franchising limitations could also benefit us if we were to expand our systems, the chief beneficiaries of these rules are the larger, well funded traditional telephone carriers, such as Verizon.

The results of these ongoing and future legislative, judicial and administrative actions may materially affect our cost of business operations and profitability.

We depend on certain third party suppliers for equipment, software and outsourced services, and in some cases, a single vendor in order to obtain economies of scale. If we are unable to receive quality goods or services from these vendors on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our brand, growth, operations, and financial results could be materially adversely affected.

We depend on third party suppliers and licensors to provide some of the hardware, software and operational support functions necessary to provide some of our services. We obtain these goods and services from a limited number of vendors, and in certain cases, rely on a single vendor in order to maximize our volume-based purchasing discounts. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the goods and services we need in a quality, timely manner and at reasonable prices, our ability to provide some services might be materially adversely affected. The need to procure or develop alternative sources of the affected goods or services might delay our ability to serve our customers. These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, results of operations and financial condition.

In the event of a substantial failure or disruption of our network or information systems, or loss of key facilities or personnel, we may not be able to fully recover our services for an extended period, which would adversely affect our financial position and future results of operations.

Our disaster recovery framework to control and address systems and key facilities risks may not currently permit for timely recovery of our primary service delivery capability and information systems functions in any of our key geographic markets in the event of a catastrophic event or loss of major systems capabilities, including those arising from abusive or malicious Internet activities. We may incur substantial costs, delays and customer complaints before restoring our primary business if such a catastrophic failure was to occur. In the event of a disaster impairing our primary service delivery and operational capabilities, we would expect to experience a substantial negative effect on our results of operations and financial condition.

Programming costs have risen in past years and are expected to continue to rise, and we may not be able to pass such programming costs through to our customers, which could adversely affect our cash flow and operating margins.

The cost of obtaining programming is the largest operating cost associated with providing our video service. These costs have increased each year, and we expect them to continue to increase, especially the costs associated with sports programming. Many of our programming contracts cover multiple years and provide for future increases in the fees we must pay. In addition, local over-the-air television stations are increasingly seeking substantial fees for retransmission of their stations over our cable networks. Historically, we have absorbed increased programming costs in large part through increased prices to our customers. We cannot assure you that competitive and other marketplace factors will permit us to continue to pass through these costs, particularly as an increasing amount of programming content is available via the Internet at little or no cost. Despite our efforts to manage programming expenses, we cannot assure you that the rising cost of programming will not adversely affect our cash flow and operating margins. In addition, programming costs are generally related directly to the number of subscribers to which the programming is provided. Larger cable and direct broadcast satellite systems generally pay lower per subscriber programming costs. This cost difference can cause us to suffer reduced operating margins as prices decrease, while our competitors will not suffer similar margin compression due to their generally lower costs. In addition, as programming agreements come up for renewal, we cannot assure you that we will be able to renew these agreements on comparable or favorable terms. To the extent that we are unable to reach acceptable agreements with programmers, we may be forced to remove programming from our line-up, which could result in a loss of customers and materially adversely affect our results of operations and financial condition.

Our markets are highly competitive, and many of our competitors have significant advantages. We may not be able to respond quickly or effectively to changes in the competitive environment, which could have a material adverse impact on our results of operations and financial position.

In each of our markets we face significant competition from incumbent multiple system cable operators, incumbent local exchange carriers, facilities-based competitive local exchange carriers, VoIP service providers, and wireless providers. These competitors have numerous advantages, including:

•	significant economies of scale;

•	greater brand recognition;

•	greater financial, technical, marketing and other resources;

•	well-established customer and vendor relationships;

•	significant control over limited conduit and pole space (in the case of incumbent cable and telephone companies); and

•	ownership of content and/or significant cost advantages in the acquisition of content.

Due to the relatively small size of our customer-base and market share in each of our markets, our service pricing is competitively sensitive. If our competitors were to market their services at substantially lower prices, this could lead to pressure on the pricing of our services, and could materially adversely affect our results of operations and ability to add or retain customers and to expand the services purchased by our customers.

In particular, we face increasing competition from incumbent telephone companies. For example, Verizon now offers video services in several of our service areas and is expected to continue deploying video services in most of our remaining service areas (excluding Chicago) in the next several years. Incumbent telephone companies’ competitive position has been improved by recent operational, regulatory and legislative advances. The attractive demographics of our major urban markets make many of our service areas desirable locations for investment in video distribution technologies by both incumbents and new entrants. By the nature of our relatively mature markets, the introduction of a viable new entrant will increase competitive intensity, leading to downward pricing pressure on, and customer losses for, the prior market competitors. For example, during 2007 and 2008, while we grew video connections, customers and revenue on a consolidated basis, we lost video connections, customers and revenue in the geographic areas where Verizon offered video service. While these declines did not have a material impact on our results of operations, we cannot predict the extent to which increased competition, particularly from large incumbents, will impact our results of operations in the future.

We may be unable to successfully anticipate and respond to various competitive factors affecting our industry, including regulatory changes that may affect our competitors differently from us, new technologies and services that may be introduced, changes in consumer preferences, demographic trends and discount pricing strategies by competitors, which could have a material adverse impact on our results of operations and financial position.

Our business is highly susceptible to changes in general economic conditions, and any significant downturn in the U.S. economy as a whole, or in any geographic market in which we provide services, could substantially impact our sales, customer churn, bad-debt and collections, and overall results of operations.

While our customers generally place a high value and priority on the services we provide, customers could reevaluate their expenditures on these services in times of uncertainty and hardship, which could cause them to cancel all or portions of our services, respond more quickly to price-based promotions from our competitors, and delay or suspend the payment of their monthly bills. As a result, given the prevailing economic conditions in the markets where we operate, and in the event of a further downturn in economic conditions, our results of operations could be negatively impacted, and the impact could be more severe for us than for our larger competitors or for those businesses that deliver products or services that customers deem to be higher in priority. If general economic conditions worsen, we may not be able to continue to deliver customer and revenue growth, or manage bad debt and collections effectively, any of which could cause a material adverse impact on our operations, business, results of operations and financial condition.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments or that we will successfully anticipate the demand of our customers for products and services requiring new technology or bandwidth. Any inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.

We experience turnover among our experienced and trained employee base, which could result in our inability to continue performing certain functions and completing certain initiatives in accordance with our existing budgets and operating plans.

We depend on the performance of our executive officers and key sales, engineering, and operations personnel, many of whom have significant experience in the cable and telecommunications industries and substantial tenures with either our company or one of the companies that we have acquired. We experience turnover among our employees as a whole, and if we are not able to retain our executive officers or other key employees, we could experience a material and adverse effect on our financial condition and results of operations.

Future sales of our common stock could adversely affect the price of our stock and our ability to raise capital.

A significant portion of our outstanding common stock is held by institutions, which own large blocks of our shares. Due to the relatively low trading volume in our stock, a decision by any of these investors to sell all or a portion of their holdings could cause our stock price to drop significantly, or cause significant volatility in our stock price. In addition, we have a significant number of shares that we are obligated to issue or that will become available for resale in the future. For instance, we have issued warrants that are currently exercisable for 8,018,276 shares of our common stock at a per share price of $16.72.

An ownership change could limit our ability to utilize our federal net operating loss carryforwards.

As of December 31, 2008, we had approximately $1.5 billion of usable federal net operating loss carryforwards for U.S. income tax purposes, that begin to expire in 2022. Our ability to use these net operating losses can be negatively impacted if there is an “ownership change” as defined in Section 382 of the Internal Revenue Code. In general, this would occur if shareholders that each own 5 percent or more of the Company in the aggregate were to own 50 percentage points more than the lowest amount they owned in the previous three year period. In the event an “ownership change” were to occur, our ability to utilize these net operating losses could be significantly limited and could cause us to pay cash federal income taxes much sooner than currently anticipated.

Risks Related to Our Indebtedness

We and our subsidiaries have had, and may in the future incur, a significant amount of indebtedness, which could adversely affect our financial position and our ability to react to changes in our business.

We currently have a significant amount of debt, and may (subject to applicable restrictions in our debt instruments) incur additional debt in the future. As of December 31, 2008, our total debt was approximately $743 million and our interest expense based on the aggregate debt outstanding and interest rates in effect on such date, is anticipated to be approximately $44 million in 2009. Our credit agreement includes a variety of negative covenants that require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, thereby reducing our funds available for working capital, capital expenditures, and other general corporate expenses.

We cannot guarantee that we will be able to reduce our level of indebtedness or generate sufficient cash flow to service our debt and meet our capital expenditure requirements. If we cannot do so, we would need to seek additional financing, reduce our capital expenditures or take other steps, such as disposing of assets. We cannot assure you that financing would be available on acceptable terms or that asset sales could be accomplished on acceptable terms.

In connection with operating our business and building our network, we have incurred operating and net losses and we expect to continue to experience losses for the foreseeable future. We have experienced negative cash flow in the past and may not be able to achieve or sustain operating profitability in the future.

The covenants in our credit agreement restrict our financial and operational flexibility.

Our credit agreement imposes operating and financial restrictions that affect our ability to, among other things:

•	incur additional debt;

•	create liens on our assets;

•	make particular types of investments or other restricted payments;

•	engage in transactions with affiliates;

•	acquire assets or make certain capital expenditures;

•	utilize proceeds from asset sales for purposes other than debt reduction, except for limited exceptions for reinvestment in our business;

•	merge or consolidate or sell substantially all of our assets; and

•	pay dividends or repurchase shares of our common stock.

These requirements may affect our ability to finance future operations or to engage in other beneficial business activities. These restrictions may also limit our flexibility in planning for, or reacting to, changes in market conditions and cause us to be more vulnerable in the event of a downturn in our business. If we violate any of these lien restrictions, we could be in default under our credit agreement and our creditors could seek to accelerate our repayment obligations and/or foreclose on our assets, either of which would materially and adversely affect our financial position.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to current events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. From time to time, we will also provide forward-looking statements in other materials we release to the public or file with the United States Securities and Exchange Commission (the “Commission”), as well as oral forward-looking statements. You should consult any further disclosures on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Commission.

Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	our ability to operate in compliance with the terms of our financing facilities (particularly the financial covenants);

•	our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service;

•	our ability to attract and retain qualified management and other personnel;

•	our ability to maintain current price levels;

•	our ability to acquire new customers and retain existing customers;

•	changes in the competitive environment in which we operate, including the emergence of new competitors;

•	changes in government and regulatory policies;

•	deterioration in and uncertainty relating to economic conditions generally and in particular, affecting the markets in which we operate;

•	pricing and availability of equipment and programming;

•	our ability to obtain regulatory approvals and our ability to meet the requirements in our license agreements;

•	our ability to complete acquisitions or divestitures and to integrate any business or operation acquired;

•	our ability to enter into strategic alliances or other business relationships;

•	our ability to overcome significant operating losses;

•	our ability to expand our operating margins;

•	our ability to develop products and services and to penetrate existing and new markets;

•	technological developments and changes in the industry; and

•	the risks discussed in “Risk Factors” above.

Statements in this prospectus and the documents incorporated by reference into this prospectus should be evaluated in light of these important factors. We are not obligated to, and undertake no obligation to, publicly update any forward-looking statement due to actual results, changes in assumptions, new information or as the result of future events.

USE OF PROCEEDS

Because we did not issue the Warrants for cash, we have not received any direct proceeds from the Warrant offering. However, we would receive proceeds from the exercise of the Warrants. If all outstanding Warrants were exercised for cash at the current exercise price of $16.72 per share, we would receive aggregate proceeds, before expenses, of approximately $134 million.

We intend to use any proceeds from the exercise of the Warrants for general corporate purposes, which may include reduction of debt.

PLAN OF DISTRIBUTION

Shares of our Common Stock will be offered to holders of the Warrants upon exercise of the Warrants by such holders in accordance with the terms of the Warrant Agreement. Information with respect to selling security holders of the Warrants and Common Stock will be set forth in a prospectus supplement if and when necessary, or, if appropriate, in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest, may, from time to time, sell any or all of their shares of the Common Stock and the Warrants being offered under this prospectus on any stock exchange, market or trading facility, including the over-the-counter market, on which they are traded, in private transactions or through the writing of options. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling the Common Stock or the Warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales, which are contracts for the sale of securities that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

•	transactions to cover short sales;

•	transactions in which broker-dealers agree with the selling security holder to sell a specified number of securities at a stipulated price;

•	a combination of any of these methods of sale; or

•	any other method permitted by applicable law.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to the prevailing market price;

•	at negotiated prices; or

•	a price the selling security holders determine from time to time.

Subject to applicable securities laws, the Common Stock and the Warrants may also be sold under Rule 144 of the Securities Act of 1933 (the “Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed securities, if necessary, puts and calls and other transactions in securities or derivative securities of RCN and may sell or deliver securities in connection with these trades. The selling security holders may pledge their securities to a broker under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the broker may, from time to time, offer and sell the pledged securities.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. If broker-dealers or underwriters are engaged to sell the securities, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders, alternatively, may sell all or any part of the securities offered under this prospectus through an underwriter. To our knowledge, the selling security holders have not entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the securities offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the securities by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the securities.

DESCRIPTION OF WARRANTS

The Warrants were issued on May 25, 2007 pursuant to the Warrant Agreement. We urge you to read the Warrant Agreement because the Warrant Agreement, and not this description, defines the rights of the holders of the Warrants. Each Warrant initially represented the right to purchase one share of our Common Stock at an exercise price of $25.16 per share. After giving effect to antidilution adjustments resulting from the payment of the Dividend on June 11, 2007, each Warrant is currently exercisable for 1.5047847 shares of Common Stock at an exercise price of $16.72 per share, subject to further adjustment upon the happening of certain events.

The Warrants may be exercised, in whole or in part (but not for a fraction of a share of our Common Stock), in accordance with procedures provided by the Warrant Agreement, at any time from the date of issuance until the close of business on June 21, 2012. The holders of the Warrants are not entitled to vote on or consent to any matters submitted to the stockholders of RCN, or to notice thereof, nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

The exercise price of the Warrants is payable in United States Dollars in the manner provided in the Warrant Agreement and is subject to adjustment upon the happening of certain events (the exercise price, as in effect from time to time, is referred to as the “Exercise Price”). In lieu of payment of the aggregate Exercise Price, upon the exercise of a Warrant, the exercising holder may elect to receive from RCN a number of shares of our Common Stock equal to the “Spread” by indicating such election in the exercise notice delivered by such holder. The “Spread” will be paid by RCN by delivering to such electing holder a number of shares of our Common Stock as calculated pursuant to the following definition of “Spread.” The term “Spread” shall mean (a)(i) the product of (x) the current market price per share of the Common Stock (as of the date of receipt of the exercise notice by the Company) multiplied by (y) the number of shares of our Common Stock underlying the Warrants being exercised, minus (ii) the product of (x) the Exercise Price, multiplied by (y) the number of shares of our Common Stock underlying the Warrants being exercised, divided by (b) the Current Market Price per share of our Common Stock (as of the date of receipt of the exercise notice by the Company). In general, the term “Current Market Price” shall mean the average of the daily closing prices per share of Common Stock for the ten (10) consecutive trading days immediately prior to the date in question.

The terms of the Warrants provide for anti-dilution protection, which adjusts the Exercise Price of each Warrant and the number of shares of our Common Stock issuable upon the exercise of each Warrant, from time to time upon the occurrence of certain events, including stock splits, dividends, recapitalizations and similar events. In case the Company shall:

(i) pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock;

(ii) subdivide the Common Stock into a greater number of shares of Common Stock;

(iii) combine the Common Stock into a smaller number of shares of Common Stock;

(iv) issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the “ex” date fixed for distribution; or

(v) distribute, by dividend or otherwise, to all holders of its Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or other assets (subject to certain limitations in accordance with the provisions of the Warrant Agreement);

then, upon happening of such event, the exercise price and number of shares of Common Stock exercisable will be appropriately adjusted in accordance with the provisions of the Warrant Agreement.

The Warrant Agreement provides that, in the event of a reclassification or change of the outstanding number of shares of our Common Stock (other than a change in par value or as a result of a subdivision or combination), consolidation, statutory exchange, merger or sale or conveyance by RCN of all or substantially all of RCN’s property (each, a “Fundamental Transaction”), then RCN or the successor person, as the case may be, shall execute a supplemental warrant agreement providing that such Warrant shall be exercisable for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such Fundamental Transaction by a holder of a number of shares of Common Stock issuable upon exercise of such Warrants (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to exercise all such Warrants) immediately prior to such Fundamental Transaction.

The Warrant Agreement also provides if and only if the Common Stock has a closing price of at least 150% of the Exercise Price (as adjusted from time to time) for thirty (30) consecutive trading days ending on any trading day on or after December 21, 2007, the Company shall have the right, at its option, to cause all of the Warrants to be exercised in accordance with the terms of the Warrant Agreement by delivering to the holders of Warrants a written notice of its election to cause all of the Warrants to be deemed to be exercised in exchange for the number of shares of Common Stock equal to the “Spread”, which notice shall be not less than thirty (30) days nor more than sixty (60) days prior to the effectiveness of the date upon which such exercise shall become effective. On such date, the Company shall deliver to the holders of Warrants a number of shares of Common Stock equal to the “Spread” as determined on such date.

Pursuant to the Warrant Agreement, the Company agreed to list the shares of Common Stock issuable upon exercise of the Warrants on each national securities exchange and automated quotation system, if any, on which shares of our Common Stock are then listed or quoted, subject to the rules and regulations thereof and to maintain such listing. Our Common Stock currently is listed for trading on Nasdaq Global Select Market under the symbol “RCNI.”

DESCRIPTION OF COMMON STOCK

On April 9, 2009, there were outstanding 36,474,510 shares of our Common Stock. We have not issued any preferred stock.

All shares of our Common Stock are identical and entitle the holder thereof to the same rights and privileges. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Pursuant to our Amended and Restated Certificate of Incorporation, actions required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing in lieu of a meeting of the stockholders.

Our Common Stock has no preemptive or conversion rights, nor the benefit of any sinking fund, and is not subject to redemption or to liability for any further calls by us. Our Amended and Restated Certificate of Incorporation imposes no limitations on the transferability of the Common Stock. Subject to the rights of all classes of stock which have prior rights as to dividends, our board of directors may cause a dividend to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend.

As a result of our reorganization proceedings under the Bankruptcy Code, pursuant to Section 1123(a)(6) of the Bankruptcy Code, we are prohibited from issuing any non-voting equity securities (other than any warrants or options to purchase our capital stock) for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us. This restriction on the issuance of non-voting equity securities is included in our Amended and Restated Certificate of Incorporation.

Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors shall consist of not less than three nor more than fifteen directors. The exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire board of directors. No cumulative voting will be used in the election of directors, and any such election need not be by written ballot unless our Amended and Restated Bylaws so provide. A majority of the board of directors shall be independent, as defined in our Amended and Restated Certificate of Incorporation as a person other than one of our or our subsidiaries’ officers or employees or any other individual having a relationship, which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Amended and Restated Certificate of Incorporation provides that the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•	a director who accepted or who has a Family Member (as defined in our Amended and Restated Certificate of Incorporation) who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

(1) compensation for board or board committee service;

(2) payments arising solely from investments in the Company’s securities;

(3) compensation paid to a Family Member who is a non-executive employee of the Company or a parent or subsidiary of the Company;

(4) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

(5) loans permitted under Section 13(k) of the Exchange Act;

•	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company, as an executive officer;

•	a director who is, or has a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(1) payments arising solely from investments in the Company’s securities; or

(2) payments under non-discretionary charitable contribution matching programs;

•	a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Pursuant to our Amended and Restated Certificate of Incorporation, the board of directors may authorize from time to time the issuance of preferred stock in one or more series. In connection with the creation of a series of preferred stock, the board of directors is authorized, subject to the limitations provided by the Delaware General Corporation Law (the “DGCL”), to establish for each such series of preferred stock, the designation of the series, the number of shares to constitute the series, as well as voting rights, preferences, redemption rights and prices, dividend rights and preferences, liquidation, dissolution and winding-up preferences, terms of conversion or exchange and such other rights, powers and preferences with respect to the series as the board of directors may deem advisable, without further vote or action by the holders of our Common Stock.

The creation of a series of preferred stock with superior rights, powers and preferences could adversely affect the voting power or other rights of the holders of our Common Stock. We do not have present plans to issue any shares of preferred stock or designate any series of preferred stock.

The board of directors’ authority to issue preferred stock could have the effect of making it more difficult for a person or group to gain control of us by means of a merger, tender offer, proxy contest or otherwise.

LEGAL MATTERS

Jenner & Block LLP has passed on the validity of the Warrants and the shares of Common Stock offered by this prospectus.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, which are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Friedman LLP, independent registered public accountants, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the Commission’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the selling security holders sell all of the Warrants or all of the Warrants are exercised or expired:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed on February 24, 2009;

•	Our current reports on Form 8-K filed on January 13, 2009, January 22, 2009 and March 10, 2009; and

•	The description of our Common Stock contained in our registration statement on Form 8-A filed on December 27, 2004.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
RCN Corporation
196 Van Buren Street, Suite 300
Herndon, Virginia 20170
(703) 434-8430

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

This prospectus is part of a registration statement we filed with the Commission (Registration No. 333-[          ]). That registration statement and the exhibits filed along with the registration statement contain more information about the securities sold by the selling security holders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the Commission’s Public Reference Room or on the Commission’s web site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following sets forth the estimated costs and expenses, all of which shall be borne by the Registrant, in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement:

Registration Fee	$7,481
Legal Fees and Expenses	50,000	*
Accounting Fees and Expenses	5,000	*
Printer Fees	2,000	*
Miscellaneous Expenses	1,000	*
Total	$65,481

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the DGCL, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of the duty of care.

The Registrant maintains directors and officers liability insurance that covers its directors and officers with respect to certain liabilities.

Item 16.	Exhibits.

3.1		Amended and Restated Certificate of Incorporation of RCN Corporation, dated as of December 21, 2004 (Filed as Exhibit 3.1 to Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference).
3.2		Amended and Restated Bylaws of RCN Corporation (Filed as Exhibit 3.2 to Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference).
4.1		Warrant Agreement, dated as of May 25, 2007, by and between RCN and HSBC Bank USA, National Association, in its capacity as Warrant Agent (Filed as Exhibit 4.1 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4	.2*	Form of Warrant Certificate.
4.3		Registration Rights Agreement, dated as of May 25, 2007, by and between RCN Corporation and the stockholders listed on the signature pages thereto (Filed as Exhibit 4.2 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).

4.4		First-Lien Credit Agreement, dated as of May 25, 2007, by and among RCN Corporation, a syndicate of lenders and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.1 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.5		Incremental Commitment Agreement, dated as of November 13, 2007, by and among RCN Corporation, the various lenders party to the First-Lien Credit Agreement, and Deutsche Bank Trust Company America, as Administrative Agent (Filed as Exhibit 10.1 of RCN’s Current Report on Form 8-K filed on November 13, 2007 and incorporated herein by reference).
4.6		Security Agreement, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.2 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.7		Pledge Agreement, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.3 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.8		Subsidiary Guaranty, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.4 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
5	.1*	Opinion of Jenner & Block LLP.
23	.1*	Consent of Jenner & Block LLP (included in Exhibit 5.1).
23	.2*	Consent of Friedman LLP.
24	.1*	Power of Attorney (included on this signature page to this Registration Statement).

*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia, on this April 14, 2009.

RCN CORPORATION

By:	/s/ Peter D. Aquino
Name:     Peter D. Aquino

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Peter D. Aquino and Michael T. Sicoli, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all post-effective amendments and supplements to said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter D. Aquino Peter D. Aquino	President and Chief Executive Officer; Director	April 14, 2009

/s/ Michael T. Sicoli Michael T. Sicoli	Executive Vice President and Chief Financial Officer	April 14, 2009

/s/ Leslie J. Sears Leslie J. Sears	Senior Vice President and Controller	April 14, 2009

/s/ Jose A. Cecin, Jr. Jose A. Cecin, Jr.	Director	April 14, 2009

/s/ Benjamin C. Duster IV Benjamin C. Duster IV	Director	April 14, 2009

/s/ Lee S. Hillman Lee S. Hillman	Director	April 14, 2009

/s/ Michael E. Katzenstein Michael E. Katzenstein	Non Executive Chairman; Director	April 14, 2009

Signature	Title	Date

/s/ Charles E. Levine Charles E. Levine	Director	April 14, 2009

/s/ Daniel Tseung Daniel Tseung	Director	April 14, 2009

EXHIBIT INDEX

(Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 of Regulation S-K)

Exhibit No.		Description

3.1		Amended and Restated Certificate of Incorporation of RCN Corporation, dated as of December 21, 2004 (Filed as Exhibit 3.1 to Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference).
3.2		Amended and Restated Bylaws of RCN Corporation (Filed as Exhibit 3.2 to Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference).
4.1		Warrant Agreement, dated as of May 25, 2007, by and between RCN and HSBC Bank USA, National Association, in its capacity as Warrant Agent (Filed as Exhibit 4.1 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4	.2*	Form of Warrant Certificate.
4.3		Registration Rights Agreement, dated as of May 25, 2007, by and between RCN Corporation and the stockholders listed on the signature pages thereto (Filed as Exhibit 4.2 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.4		First-Lien Credit Agreement, dated as of May 25, 2007, by and among RCN Corporation, a syndicate of lenders and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.1 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.5		Incremental Commitment Agreement, dated as of November 13, 2007, by and among RCN Corporation, the various lenders party to the First-Lien Credit Agreement, and Deutsche Bank Trust Company America, as Administrative Agent (Filed as Exhibit 10.1 of RCN’s Current Report on Form 8-K filed on November 13, 2007 and incorporated herein by reference).
4.6		Security Agreement, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.2 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.7		Pledge Agreement, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.3 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
4.8		Subsidiary Guaranty, dated as of May 25, 2007, by and among RCN Corporation, certain subsidiaries of RCN Corporation, and Deutsche Bank Trust Company Americas, as First-Lien Collateral Agent (Filed as Exhibit 10.4 to Form 8-K filed with the Commission on May 25, 2007 and incorporated herein by reference).
5	.1*	Opinion of Jenner & Block LLP.
23	.1*	Consent of Jenner & Block LLP (included in Exhibit 5.1).
23	.2*	Consent of Friedman LLP.
24	.1*	Power of Attorney (included on this signature page to this Registration Statement).

*	Filed herewith.